Exhibit 10.23

JPMORGAN CHASE & CO. LONG-TERM INCENTIVE PLAN
TERMS AND CONDITIONS OF JANUARY 17, 2013
RESTRICTED STOCK UNIT AWARD
OPERATING COMMITTEE (Protection-Based Vesting Provisions)

Award Agreement
These terms and conditions are made part of the Award Agreement dated as of January 17, 2013 (“Grant Date”) awarding restricted stock units pursuant to the terms of the JPMorgan Chase & Co. Long-Term Incentive Plan (“Plan”). To the extent the terms of the Award Agreement (all references to which will include these terms and conditions) conflict with the Plan, the Plan will govern. The Award Agreement, the Plan and Prospectus supersede any other agreement, whether written or oral, that may have been entered into by the Firm and you relating to this award.

This award was granted on the Grant Date subject to the Award Agreement. Unless you decline by the deadline and in the manner specified in the Award Agreement, you will have agreed to be bound by these terms and conditions, effective as of the Grant Date. If you decline the award, it will be cancelled as of the Grant Date.

Capitalized terms that are not defined in “Definitions” below or elsewhere in the Award Agreement will have the same meaning as set forth in the Plan.

JPMorgan Chase & Co. will be referred to throughout the Award Agreement as “JPMorgan Chase,” and together with its subsidiaries as the “Firm.”

Form and Purpose of Award
Each restricted stock unit represents a non-transferable right to receive one share of Common Stock as of the applicable vesting date as set forth in your Award Agreement.

The purpose of this award is to motivate your future performance for services to be provided during the vesting period and to align your interests with those of the Firm and its shareholders.

Dividend Equivalents
If dividends are paid on Common Stock while restricted stock units under this award are outstanding, you will be paid an amount equal to the dividend paid on one share of Common Stock, multiplied by the number of restricted stock units outstanding under this award.

Protection- Based Vesting
This award is intended and expected to vest on the applicable vesting date, provided that you are continuously employed by the Firm through such vesting date, or you meet the requirements for continued vesting described under the captions “Job Elimination,” “Full Career Eligibility,” “Government Office” and “Disability.” However, vesting is subject to the sections of these terms and conditions captioned “Bonus Recoupment” and “Recapture Provisions” and the following protection-based vesting provisions.

Up to a total of fifty percent of your award (“At Risk restricted stock units”) may be cancelled under (i) and (ii):

(i) The Chief Executive Officer of JPMorgan Chase (“CEO”) determines that cancellation of all or portion of the At Risk restricted stock units is appropriate in light of any one or a combination of the following factors:
•    Your performance in relation to the priorities for your position, or the Firm’s performance in relation to the priorities for which you share responsibility as a member of the Operating Committee, have been unsatisfactory for a sustained period of time. Among the factors the CEO may consider in assessing performance are net income, net revenue, return on equity, earnings per share and capital ratios of the Firm, both on an absolute basis and, as appropriate, relative to peer firms.
•    For any calendar year ending during the vesting period, JPMorgan Chase’s annual pre-provision net income reported at the Firm level is negative.
•    Awards granted to participants in a Line of Business, for which you exercise, or during the vesting period exercised, direct or indirect responsibility, were in whole or in part cancelled because the Line of Business did not meet its annual Line of Business Financial Threshold.

(ii) To the extent that the full number of At Risk restricted stock units have not been cancelled pursuant to the circumstances described in (i) above, then any remaining At Risk restricted stock units scheduled to vest on January 13, 2016 will be cancelled if, for the three calendar years preceding that date, the Firm does not meet the Firmwide Financial Threshold, unless the CEO determines that it is appropriate that some or all of such At Risk restricted stock units should vest with respect to a particular individual or individuals due to extraordinary circumstances.

In the event that your employment terminates due to “Job Elimination,” ”Full Career Eligibility,” Government Office” or “Disability” entitling you to continued vesting in your award, the cancellation circumstances described in (i) and (ii) above will continue to apply to your At Risk restricted stock units.

Any determination above with respect to protection-based vesting provisions is subject to ratification by the Compensation and Management Development Committee of the Board of Directors of JPMorgan Chase (“Committee”). In the case of an award to the CEO, all such determinations shall be made by the Committee.

Vesting Period
The period from the Grant Date to the last vesting date is the “vesting period.” (See “Administrative Provision--No Ownership Rights” pursuant to which the Firm may place restrictions on delivered shares of Common Stock following a vesting date.)

Bonus Recoupment
In consideration of the grant of this award, you agree that you are subject to the JPMorgan Chase Bonus Recoupment Policy as in effect from time to time as it applies both to the cash incentive compensation awarded to you for 2012 and to this award. You can access this policy through the following link:
http://www.jpmorganchase.com/corporate/About-JPMC/corporate-governance-principles.htm#recoupment

Recapture Provisions (Detrimental Conduct, Risk-Related and Other Recapture Provisions)
Notwithstanding any terms of this Award Agreement to the contrary, JPMorgan Chase reserves the right in its sole discretion to cancel your outstanding restricted stock units under this award and/or to recover from you an amount equal to the Fair Market Value (determined as of the applicable vesting date) of the gross number of shares of Common Stock distributable to you under this award:
•    If you engaged in conduct detrimental to the Firm insofar as it causes material financial or reputational harm to the Firm or its business activities, or
•    If this award was based on materially inaccurate performance metrics, whether or not you were responsible for the inaccuracy, or
•    If this award was based on a material misrepresentation by you, or
•    If you improperly or with gross negligence failed to identify, raise or assess, in a timely manner and as reasonably expected, risks and/or concerns with respect to risks material to the Firm or its business activities, or
•    If your employment was terminated for Cause (see “Definitions” below) or the Firm determines after the termination of your employment that your employment could have been terminated for Cause.

See “Remedies” below for additional information.

The Firm’s right to cancel and/or recover value of this award (or any cash bonus) under the JPMorgan Chase Bonus Recoupment Policy and the other provisions of this award relate to the “organizational goals” of the Firm as that term is defined by regulations issued under Section 409A of the Internal Revenue Code (“Code”).

Termination of Employment
Except as explicitly set forth below under the sections captioned “Job Elimination,” “Full Career Eligibility,” “Government Office,” “Disability” and “Death,” any restricted stock units outstanding under this award will be cancelled effective on the date your employment with the Firm terminates for any reason.

Subject to these terms and conditions (including, but not limited to, sections captioned “Protection-Based Vesting,” “Bonus Recoupment,” “Recapture Provisions,” “Recovery,” “Your Obligations”), you will be eligible to continue to vest ( on the original vesting schedule) with respect to your award following the termination of your employment if one of the following circumstances applies to you:

➢ Job Elimination
Job Elimination:
In the event that
•    the Director Human Resources of the Firm or nominee in his or her sole discretion determines that the Firm terminated your employment because your job was eliminated, and
~~•~~    after you are notified that your job will be eliminated, you provide such services as requested by the Firm in a cooperative and professional manner, and
•    you satisfy the Release/Certification Requirements set forth below.

➢ Full Career Eligibility
Full Career Eligibility:
In the event that
•    you voluntarily terminate your employment with the Firm, have completed at least five years of continuous service with the Firm immediately preceding your termination date, and the sum of your age and Recognized Service (as defined below) on your date of termination equals or exceeds 60, and
•    you provide at least 90 days advance written notice to the Firm of your intention to voluntarily terminate your employment under this provision, during which notice period you provide such services as requested by the Firm in a cooperative and professional manner and you do not perform any services for any other employer, and
•    the Firm determines prior to the date your employment terminates that continued vesting is appropriate, which determination will be based on your performance and conduct (before and after providing notice), and

•    from your date of termination of employment through the applicable vesting date, you do not (i) perform services in any capacity (including self-employment) for a Financial Services Company (as defined below) or (ii) work in your profession (whether or not for a Financial Services Company); provided that you may work for a government, education or Not-for-Profit Organization (as defined below), and
~~•~~    you satisfy the Release/Certification Requirements set forth below.

After receipt of such advance written notice, the Firm may choose to have you continue to provide services during such 90-day period or shorten the length of the 90-day period at the Firm’s discretion, but to a date no earlier than the date you would otherwise meet the age and service requirements.

Additional advance notice requirements may apply for employees subject to notice period policies. (See “Notice Period” below.)

➢ Government Office
Government Office:
In the event that you voluntarily terminate your employment with the Firm to accept a Government Office or become a candidate for an elective Government Office, as described at the end of these terms and conditions under the section captioned “Government Office.”

➢ Disability
Disability:
In the event that
•    your employment with the Firm terminates because (i) you are unable to return to work while you are receiving benefits under the JPMorgan Chase Long Term Disability Plan, or for non-U.S. employees, under the equivalent JPMorgan Chase-sponsored local country plan (in either case, “LTD Plan”),  or (ii) if you are not covered by a LTD Plan, you are unable to return to work due to a long-term disability that would qualify for benefits under the applicable LTD Plan, as determined by the Firm or a third-party designated by the Firm; provided that you (x) request in writing continued vesting due to such disability within 30 days of the date your employment terminates, and (y) provide any requested supporting documentation and (z) receive the Firm’s written consent to such treatment, and
•    you satisfy the Release/Certification Requirements set forth below.

Release/ Certification
To qualify for continued vesting after termination of your employment under any of the foregoing circumstances:
•    you must timely execute and deliver a release of claims in favor of the Firm, having such form and terms as the Firm shall specify,
•    with respect to Full Career Eligibility, prior to the termination of your employment, you must confirm with management that you meet the eligibility criteria (including providing at least 90 days advance written notification), advise that you are seeking to be treated as an individual eligible for Full Career Eligibility, and receive written consent to such continued vesting,
•    with respect to Disability, you must satisfy the notice and documentation described above and receive written consent to such continued vesting, and
•    except in the case of a Job Elimination, it is your responsibility to take the appropriate steps to certify to the Firm prior to each vesting date on the authorized form of the Firm that you have complied with the employment restrictions applicable to you (as described above) from your date of termination of employment through the applicable vesting date and in all cases, otherwise complied with all other terms of the Award Agreement. (See “Your Obligations” below.)

Death
If you die while you are eligible to vest in restricted stock units under this award, the restricted stock units will immediately vest and will be distributed in shares of Common Stock (after applicable tax withholding) to your designated beneficiary on file with the Firm’s Stock Administration Department, or if no beneficiary has been designated or survives you, then to your estate. Any shares will be distributed by the later of the end of the calendar year in which you die or the 15th day of the third month following your date of death.

Your Obligations
In consideration of the grant of this award, you agree to comply with and be bound by the obligations set forth below next to the sections captioned “Non-Solicitation of Employees and Customers,” “Confidential Information,” “Non-Disparagement,” ”Cooperation,” “Compliance with Award Agreement,” and “Notice Period.”

➢ Non-Solicitation of Employees and Customers
During your employment by the Firm and for one year following the termination of your employment, or if longer, during the vesting period, if you continue to vest after your employment with the Firm terminates, you will not directly or indirectly, whether on your own behalf or on behalf of any other party, without the prior written consent of the Director Human Resources of JPMorgan Chase: (i) solicit, induce or encourage any of the Firm’s then current employees to leave the Firm or to apply for employment elsewhere, (ii) hire any employee or former employee who was employed by the Firm at the date your employment terminated, unless the individual’s employment terminated because his or her job was eliminated, or the individual’s employment with the Firm has been terminated for more than six months, (iii) to the fullest extent enforceable under applicable law, solicit or induce or attempt to induce to leave the Firm, or divert or attempt to divert from doing business with the Firm, any then current customers, suppliers or other persons or entities that were serviced by you or whose names became known to you by virtue of your employment with the Firm, or otherwise interfere with the relationship between the Firm and such customers, suppliers or other persons or entities. This does not apply to publicly known institutional customers that you service after your employment with the Firm without the use of the Firm’s confidential or proprietary information.

These restrictions do not apply to authorized actions you take in the normal course of your employment with the Firm, such as employment decisions with respect to employees you supervise or business referrals in accordance with the Firm’s policies.

➢ Confidential Information
You will not, either during your employment with the Firm or thereafter, directly or indirectly (i) use or disclose to anyone any confidential information related to the Firm’s business, or (ii) communicate with the press or other media about matters related to the Firm, its customers or employees, including matters and activities relating to your employment, or the employment of others, by the Firm, in the case of either (i) or (ii), except as explicitly permitted by the JPMorgan Chase Code of Conduct and applicable policies or law or legal process. “Confidential information” shall have the same meaning for the Award Agreement as it has in the JPMorgan Chase Code of Conduct.

➢ Non-Disparagement
You will not, either during your employment with the Firm or thereafter, make or encourage others to make any public statement or release any information in verbal, written, electronic or any other form, that is intended to, or reasonably could be foreseen to, disparage, embarrass or criticize the Firm or its employees, officers, directors or shareholders as a group. This shall not preclude you from reporting to the Firm’s management or directors or to the government or a regulator conduct you believe to be in violation of the law or the Firm’s Code of Conduct or responding truthfully to questions or requests for information to the government, a regulator or in a court of law in connection with a legal or regulatory investigation or proceeding.

➢ Cooperation
You will cooperate fully with and provide full and accurate information to the Firm and its counsel with respect to any matter (including any audit, tax proceeding, litigation, investigation or governmental proceeding) with respect to which you may have knowledge or information, subject to reimbursement for actual, appropriate and reasonable out-of-pocket expenses incurred by you.

➢ Compliance with Award Agreement
You will provide the Firm with any information reasonably requested to determine compliance with the Award Agreement, and you authorize the Firm to disclose the terms of the Award Agreement to any third party who might be affected thereby, including your prospective employer.

➢ Notice Period
If you are subject to a notice period, whether by contract or by policy, that requires you to provide advance written notice of your intention to terminate your employment (“Notice Period”), then as consideration for this award and continued employment, you will provide the Firm with the necessary advance written notice that applies to you, as specified by such contract or policy.

After receipt of your notice, the Firm may choose to have you continue to provide services during the applicable Notice Period or may place you on a paid leave for all or part of the applicable Notice Period.  During the Notice Period, you shall continue to devote your full time and loyalty to the Firm by providing services in a cooperative and professional manner and not perform any services for any other employer and shall receive your base salary and certain benefits until your employment terminates.  You and the Firm may mutually agree to waive or modify the length of the Notice Period.

Regardless of whether a Notice Period applies to you, you must comply with the 90-day advance notice period described under the section captioned “Full Career Eligibility” in the event you wish to terminate employment under the Full Career Eligibility provision.

Remedies
➢ Cancellation
In addition to the cancellation provisions described under sections captioned “Protection-Based Vesting,” “Termination of Employment” and “Recapture Provisions”, your outstanding restricted stock units under this award may be cancelled if:
•    the Firm, in its sole discretion, determines that you are not in compliance with any of the advance notice/cooperation requirements or employment restrictions applicable to your termination of employment, or
•    you fail to return the required forms specified under the section captioned “Release/Certification” within the specified deadline, including the certification required immediately prior to a vesting date under Full Career Eligibility and Disability, or
•    you violate any of the provisions as set forth above in the section captioned “Your Obligations.”

➢ Recovery
In addition, you may be required to pay the Firm an amount equal to the Fair Market Value (determined as of the vesting date) of the gross number of shares of Common Stock distributable to you under this award as follows:
•    shares distributed, including shares withheld for tax purposes, within the one year period prior to your violation of any of the provisions as set forth above in the section captioned “Your Obligations,”
•    shares distributed, including shares withheld for tax purposes, at any time following termination of employment when you were not in compliance with the employment restrictions then applicable to you during such period,
•    shares distributed, including shares withheld for tax purposes, within the one year period immediately preceding and any time after your termination of employment, if your employment was terminated or the Firm determines that your employment could have been terminated, for Cause,
•    shares distributed, including shares withheld for tax purposes, within the three year period immediately preceding and any time after your termination of employment, if the Firm determines that you committed a fraudulent act, or engaged in knowing and willful misconduct related to your employment,
•    for a period up to one year after shares are distributed (including shares withheld for tax purposes) under this award (or any longer period applicable in the case of termination for Cause), to the extent that the Firm determines appropriate pursuant to the section captioned “Recapture Provisions” above.

Payment may be made in shares of Common Stock or in cash. You agree that this repayment will be a recovery of shares to which you were not entitled under the terms and conditions of your Award Agreement and is not to be construed in any manner as a penalty. You also acknowledge that a violation or attempted violation of the obligations set forth herein will cause immediate and irreparable damage to the Firm, and therefore agree that the Firm shall be entitled as a matter of right to an injunction, from any court of competent jurisdiction, restraining any violation or further violation of such obligations; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies the Firm may have under law or equity.

Administrative Provisions
Withholding Taxes:  The Firm, in its sole discretion, may (i) retain from each distribution the number of shares of Common Stock required to satisfy applicable tax obligations (including, to the extent legally permissible, recovery by the Firm of fringe benefit taxes) or (ii) implement any other desirable or necessary procedures, so that appropriate withholding and other taxes are paid to the competent authorities with respect to the vested shares, dividend equivalents and the award. This may include but is not limited to (i) a market sale of a number of such shares on your behalf substantially equal to the withholding or other taxes, (ii) to the extent required by law, withhold from cash compensation, an amount equal to any withholding obligation with respect to the award, vested shares, and/or dividend equivalents, and (iii) retaining vested shares or dividend equivalents until you pay any taxes associated with the award, vested shares and/or the dividend equivalents directly to the competent authorities. For United States tax purposes, dividend equivalents are treated as wages and subject to tax withholding when paid.

Right to Set Off:  The Firm may, to the maximum extent permitted by applicable law, retain for itself funds or securities otherwise payable to you pursuant to this award to satisfy any obligation or debt that you owe to the Firm. The Firm may not retain such funds or securities payable under this award until such time as they would otherwise be distributable to you in accordance with the Award Agreement.

No Ownership Rights:  Restricted stock units do not convey the rights of ownership of Common Stock and do not carry voting rights. No shares of Common Stock will be issued to you until after the restricted stock units have vested and any applicable restrictions have lapsed. Prior to any vesting date, JPMorgan Chase may impose for any reason, as of such vesting date and for up to 90 days following such date, such restrictions on the Common Stock to be issued to you as it may deem appropriate, including, but not limited to, restricting the sale, transfer, pledge, assignment or encumbrance of such shares of Common Stock. By accepting this award, you agree to such restrictions without any further consent required. Shares will be issued in accordance with JPMorgan Chase’s procedures for issuing stock. By accepting this award, you authorize the Firm, in its discretion, to establish on your behalf a brokerage account in your name with the Firm and deliver to that brokerage account any vested shares derived from the award and, for avoidance of doubt, you further agree that it shall apply to prior unvested awards. JPMorgan Chase’s obligation hereunder is unfunded.
Binding Agreement:  The Award Agreement will be binding upon any successor in interest to JPMorgan Chase, by merger or otherwise.
Not a Contract of Employment: Nothing contained in the Award Agreement constitutes a contract of employment or continued employment. Employment is “at-will” and may be terminated by either you or JPMorgan Chase for any reason at any time. This award does not confer any right or entitlement to, nor does the award impose any obligation on the Firm to provide, the same or any similar award in the future and its value is not compensation for purposes of determining severance.
Section 409A Compliance:  To the extent that Section 409A of the Code is applicable to this award, distributions of shares and cash hereunder are intended to comply with Section 409A of the Code, and the Agreement Award, including these terms and conditions, shall be interpreted in a manner consistent with such intent.
Notwithstanding anything herein to the contrary, if you (i) are subject to taxation under the Code, (ii) are a specified employee as defined in the JPMorgan Chase 2005 Deferred Compensation Plan and (iii) have incurred a separation from service (as defined In that Plan) and if any units/shares under this award represent deferred compensation as defined in Section 409A and such shares are distributable to you as a result your separation from service, then those shares will be delivered to you on first business day of the first calendar month after the expiration of six full months from date of your separation from service. Further, if your award is not subject to a substantial risk of forfeiture as defined by regulations issued under Section 409A of the Code, then the remainder of each calendar year immediately following (i) each vesting date shall be a payment date for purposes of distributing the vested portion of the award and (ii) each date that JPMorgan Chase specifies for payment of dividends declared on its Common Stock shall be the payment date(s) for purposes of distributing dividend equivalent payments.
Change in Outstanding Shares:  In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to stockholders of Common Stock other than regular cash dividends, the Committee will make an equitable substitution or proportionate adjustment, in the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan and to any restricted stock units outstanding under this award for such corporate events.
Interpretation/Administration:  The Committee has sole and complete authority to interpret and administer this Award Agreement, including, without limitation, the power to (i) interpret the Plan and the terms of this Award Agreement; (ii) determine the reason for termination of employment; (iii) determine application of the post-employment obligations and cancellation and recovery provisions; (iv) decide all claims arising with respect to this award; and (v) delegate such authority as it deems appropriate. Any determination by such Committee or its delegate shall be binding on all parties.

Notwithstanding anything herein to the contrary, the Firm’s and the Committee’s determinations under the Plan and the Award Agreements are not required to be uniform. By way of clarification, the Committee and the Firm shall be entitled to make non-uniform and selective determinations and modifications under Award Agreements and the Plan.

Amendment:  The Committee or its delegate reserves the right to amend this Award Agreement in any manner, at any time and for any reason; provided, however, that no such amendment shall materially adversely affect your rights under this Award Agreement without your consent except to the extent that the Committee or its delegate considers advisable to (x) comply with applicable laws or changes in or interpretation of applicable laws, regulatory requirements and accounting rules or standards and (y) make a change in a scheduled vesting date or impose the restrictions described above under “No Ownership Rights,” in either case, to the extent permitted by Section 409A of the Code.  This Award Agreement may not be amended except in writing signed by the Director Human Resources of JPMorgan Chase.

Severability: If any portion of the Award Agreement is determined by the Firm to be unenforceable in any jurisdiction, any court or arbitrator of competent jurisdiction or the Director Human Resources may reform the relevant provisions (e.g., as to length of service, time, geographical area or scope) to the extent the Firm (or court/arbitrator) considers necessary to make the provision enforceable under applicable law.

Accelerated Distribution for Ethics or Conflict Reasons Resulting From Employment by a Government Entity:  Upon receipt of satisfactory evidence that applicable United States federal, state, local, foreign or supranational ethics or conflict of interest laws or regulations require you to divest your interest in JPMorgan Chase restricted stock units, the Firm may accelerate the distribution of all or part of your outstanding award effective on or before the required divesture date; provided that no accelerated distribution shall occur if the Firm determines that such acceleration will violate Section 409A of the Code. If you have voluntarily terminated your employment and have satisfied the requirements of the “Government Office” section of this award, acceleration shall apply (to extent required) to the percentage of your outstanding award that would continue to vest under that section. In the case of a termination of employment where the award is outstanding as a result of “Job Elimination” or “Full Career Eligibility”, then acceleration shall apply, to the extent required, to the full outstanding award. Notwithstanding accelerated distribution pursuant to the foregoing, you will remain subject to the applicable terms of your Award Agreement as if your award had remained outstanding for the duration of the original vesting period, including, but not limited to, repayment obligations and employment restrictions in the case of “Full Career Eligibility” or “Government Office.”
Use of Personal Data:  By accepting this award, you have acknowledged that the Firm may use your personal data for purposes of (i) determining your compensation, (ii) payroll activities, including, but not limited to, tax withholding and regulatory reporting, (iii) registration of shares and units, (iv) establishing brokerage account on your behalf, and (v) all other lawful purposes related to your employment and this award and that the Firm may provide such data to third party vendors with whom it has contracted to provide such services. You may terminate this authorization at any time except with respect to tax and regulatory reporting. In such case, your award will be cancelled.
Governing Law: This award shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles.
Choice of Forum:  By accepting this award, you agree that to the extent not otherwise subject to arbitration under an arbitration agreement between you and the Firm, any dispute arising directly or indirectly in connection with this award or the Plan shall be submitted to arbitration in accordance with the rules of the American Arbitration Association if so elected by the Firm in its sole discretion. In the event such a dispute is not subject to arbitration for any reason, you agree to accept the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York with respect to any judicial proceeding in connection with this award or the Plan. You waive, to the fullest extent permitted by law, any objection to personal jurisdiction or to the laying of venue of such dispute and further agree not to commence any action arising out of or relating to this award or the Plan in any other forum.
Waiver of Jury Trial/Class Claims:  By accepting this award, you agree, with respect to any claim brought in connection with your employment with the Firm in any forum (i) to waive the right to a jury trial and (ii) that any judicial proceeding or arbitration claim will be brought on an individual basis, and you hereby waive any right to submit, initiate, or participate in a representative capacity or as a plaintiff, claimant or member in a class action, collective action, or other representative or joint action.

Litigation:  By accepting any award, you agree that in any action or proceeding by the Firm (other than a derivative suit in the right of the Firm) to enforce the terms and conditions of this Award Agreement where the Firm is the prevailing party, the Firm shall be entitled to recover from you its reasonable attorney fees and expenses incurred in such action or proceeding. In addition, you agree that you are not entitled to, and agree not to seek, advancement of attorney fees and indemnification under the Firm’s By-Laws in the event of such a suit by the Firm.
Nontransferability:  Neither this award or any other outstanding awards of restricted stock units, nor your interests or rights in any such awards, shall be assigned, pledged, transferred, hypothecated or subject to any lien. An award may be transferred following your death by will, the laws of descent or by a beneficiary designation on file with the Firm.
Outstanding Awards:  The Administrative provisions set forth above shall apply to any award of restricted stock units outstanding as of the date hereof, and such awards are hereby amended.

Definitions
“Cause” means a determination by the Firm that your employment terminated as a result of your (i) violation of any law, rule or regulation (including rules of self-regulatory bodies) related to the Firm's business, (ii) indictment or conviction of a felony, (iii) commission of a fraudulent act, (iv) violation of the JPMorgan Code of Conduct or other Firm policies or misconduct related to your duties to the Firm (other than immaterial and inadvertent violations or misconduct), (v) inadequate performance of the duties associated with your position or job function or failure to follow reasonable directives of your manager, or (vi) any act or failure to act that is injurious to the interests of the Firm or its relationship with a customer, client or an employee.

“Financial Services Company” means a business enterprise that employs you in any capacity (such as an employee, contractor, consultant, advisor, or self-employed individual, whether paid or unpaid) and engages in:
•        commercial or retail banking, including, but not limited to, commercial, institutional and personal trust, custody and/or lending and processing services, originating and servicing mortgages, issuing and servicing credit cards,
•         insurance, including but not limited to, guaranteeing against loss, harm, damage, illness, disability or death, providing and issuing annuities, acting as principal, agent or broker for purpose of the forgoing,
•       financial, investment or economic advisory services, including but not limited to, investment banking services (such as advising on mergers or dispositions, underwriting, dealing in, or making a market in securities or other similar activities), brokerage services, investment management services, asset management services, and hedge funds,
•       issuing, trading or selling instruments representing interests in pools of assets or in derivatives instruments;
•       advising on, or investing in, private equity or real estate, or
•       any similar activities that JPMorgan Chase determines in its sole discretion constitute financial services.
"Firmwide Financial Threshold" means a Cumulative Return on Tangible Common Equity for 2013, 2014 and 2015 of less than 15%. Cumulative Return on Tangible Common Equity means (i) the sum of the Firm's reported net income for all three years, divided by (ii) reported year-end tangible equity averaged over the three years.
“Government Office” means (i) a full-time position in an elected or appointed office in local, state, or federal government (including equivalent positions outside the U.S. or in a supranational organization), not reasonably anticipated to be a full-career position, or (ii) conducting a bona fide full-time campaign for such an elective public office after formally filing for candidacy, where it is customary and reasonably necessary to campaign full-time for the office.
“Line of Business” means a business unit of the Firm (or one or more business units designated below under the definition “Line of Business Financial Threshold” of the Corporate Investment Bank).  All Corporate Functions (other than the functions of the Chief Investment Office) are considered a single Line of Business.
“Line of Business Financial Threshold” means the financial threshold set forth below: for the following units:

Asset Management	Annual negative pre-provision net income
Card Services	Annual negative pre-tax, pre-loan loss reserve income
Commercial Bank	Annual negative pre-provision net income including loan charge-offs
Chief Investment Office	Annual trading loss in the mark-to-market portfolios in excess of $1.5bn
Corporate Investment Bank	Annual negative pre-provision net income for CIB overall and/or annual negative allocated product revenues (excluding DVA) for:
■ Global FX, Global Rates, Rates Exotics & Hybrids, Public Finance
■ Securitized Products
■ Credit Trading and Syndicate, Credit Exotics & Hybrids
■ Global Emerging Markets, GSOG
■ Commodities
■ Equities
■ Global Banking
Consumer Banking Business	Annual negative pre-provision net income
Corporate Functions (other than Chief Investment Office)	Annual negative pre-provision net income reported at the Firm level
Home Lending	Annual negative pre-provision net income excluding losses from liquidating portfolios and MSR Trading

“Not-for-Profit Organization” means an entity exempt from tax under state law and under Section 501(c)(3) of the Code. Section 501(c)(3) only includes entities organized and operated exclusively for religious, charitable, scientific, testing for public safety, literary or educational purposes, or to foster national or international amateur sports competition or for the prevention of cruelty to children or animals.

“Recognized Service” means the period of service as an employee set forth in the Firm’s applicable service-related policies.

Government Office

You may be eligible to continue vesting in all or part of your award if you voluntarily resign to accept a Government Office (as defined below) or to become a candidate for an elective Government Office.

Full Career Eligibility:
The “Government Office” section of this award does not apply to you if you satisfy the requirement for “Full Career Eligibility” as of the date that you voluntarily terminate your employment with the Firm.
Eligibility:
Eligibility for continued vesting is conditioned on your providing the Firm:

•
At least 60 days’ advance written notice of your intention to resign to accept or pursue a Government Office, during which period you must perform in a cooperative and professional manner services requested by the Firm and not provide services for any other employer. The Firm may elect to shorten this notice period at the Firm’s discretion.

•	Confirmation, in a form satisfactory to the Firm, that vesting in this award pursuant to this provision would not violate any applicable law, regulation or rule.

•	Documentation in a form satisfactory to the Firm that your resignation is for the purpose of accepting a Government Office or becoming a candidate for a Government Office.

Continued vesting:
Subject to the conditions below, the percentage of your outstanding awards with respect to each vesting date that will continue to vest in accordance with this award’s original schedule will be based on your years of continuous service completed with the Firm immediately preceding your termination date, as follows:

•	50% if you have at least 3 but less than 4 years of continuous service,

•	75% if you have at least 4 but less than 5 years of continuous service, or

•	100% if you have 5 or more years of continuous service.

The portion of the award not subject to continued vesting will be cancelled on the date your employment terminates.

Conditions for Continued Vesting:

•	You must remain in a non-elective Government Office for two or more years after your employment with the Firm terminates.

•
In the case of resignation from the Firm to campaign for an elective Government Office, your name must be on the primary or final public ballot for the election. (If you are not elected, see below for employment restrictions.)

Satisfaction of Conditions for Continued Vesting:
If your service in a Government Office ends two years or more after your employment with the Firm terminates, or in the case of resignation from the Firm to campaign for a Government Office, your name is on the primary or final public ballot for the election and you are not elected, any awards then outstanding and any awards that would have then been outstanding but for an accelerated distribution of shares (as described in the “Administrative Provisions” under the heading “Accelerated Distribution for Ethics or Conflict Reasons Resulting From Employment by a Government Entity”) will be subject for the remainder of the applicable vesting period to the same terms and conditions of this Award Agreement, including employment restrictions during the vesting period, as if you had resigned from the Firm having met the requirements for Full Career Eligibility.

Failure to Satisfy Conditions for Continued Vesting:
If you do not satisfy the above “Conditions for Continued Vesting,” your outstanding award will be cancelled. You also will be required to repay the Fair Market Value of the number of shares (before tax and other withholdings) of Common Stock distributed to you that would have been outstanding as restricted stock units on the date you failed to satisfy the “Condition for Continued Vesting” but for their accelerated distribution (as described in the “Administrative Provisions” under the heading “Accelerated Distribution for Ethics or Conflict Reasons Resulting From Employment by a Government Entity”). Fair Market Value for this purpose will be determined as the date that the shares were distributed.

JPMORGAN CHASE & CO. LONG-TERM INCENTIVE PLAN TERMS AND CONDITIONS OF JANUARY 17, 2013 STOCK APPRECIATION RIGHTS OPERATING COMMITTEE
Award Agreement
These terms and conditions are made part of the Award Agreement dated as of January 17, 2013 (“Grant Date”) awarding Stock Appreciation Rights pursuant to the terms of the JPMorgan Chase & Co. Long-Term Incentive Plan (“Plan”). To the extent the terms of the Award Agreement (all references to which will include these terms and conditions) conflict with the Plan, the Plan will govern. The Award Agreement, the Plan and Prospectus supersede any other agreement, whether written or oral, that may have been entered into by the Firm and you relating to this award.

This award was granted on the Grant Date subject to the Award Agreement. Unless you decline by the deadline and in the manner specified in the Award Agreement, you will have agreed to be bound by these terms and conditions, effective as of the Grant Date.  If you decline the award, it will be cancelled as of the Grant Date.

Capitalized terms that are not defined in “Definitions” below or elsewhere in the Award Agreement will have the same meaning as set forth in the Plan.

JPMorgan Chase & Co. will be referred to throughout the Award Agreement as “JPMorgan Chase,” and together with its subsidiaries as the “Firm.”

Form and Purpose of Award
Stock Appreciation Rights represent the right, following exercise, to receive (without payment), a number of shares of JPMorgan Chase Common Stock, the Fair Market Value of which, as of the date of exercise, is equal to the excess of the Fair Market Value of one share of such Common Stock on such exercise date over the Exercise Price, multiplied by the number of Stock Appreciation Rights being exercised. See “Exercise Procedures/Withholding Taxes” for further information.

The purpose of this award is to motivate your future performance for future services to be provided while the award is outstanding and to align your interests with those of the Firm and its shareholders.

Exercisable Dates/ Expiration Date
This award is intended and expected to become exercisable on the “Exercisable Dates” set forth in your Award Agreement, provided that you are continuously employed by the Firm through the relevant Exercisable Date or you meet the requirements to allow your award to remain outstanding upon termination of employment under the captions “Job Elimination,” “Full Career Eligibility,” “Government Office,” and “Disability.”

However, the number of Stock Appreciation Rights that have not yet become exercisable may be reduced (and therefore may be cancelled) or Exercisable Dates may be deferred (but not beyond the Expiration Date) in the event that the Chief Executive Officer of JPMorgan Chase (“CEO”) determines that such cancellation or deferral is appropriate in light of (i) your performance in relation to the priorities for your position, or (ii) the Firm’s performance in relation to the priorities for which you share responsibility as a member of the Operating Committee has been unsatisfactory for a sustained period of time.  Among the factors the CEO may consider in assessing performance are net income, net revenue, return on equity, earnings per share and capital ratios of the Firm, both on an absolute basis and, as appropriate, relative to peer firms. Such a determination is subject to ratification by the Compensation and Management Development Committee of the Board of Directors of JPMorgan Chase (“Committee”). In the case of an award to the CEO, such determinations shall be made by the Committee.

Your award will remain exercisable until the earlier of the tenth anniversary of the Grant Date (the “Expiration Date”) or the date the award is cancelled pursuant to this Award Agreement. Notwithstanding any provision herein, including but not limited to those provisions governing Job Elimination, Full Career Eligibility, Death, and Total Disability, no Stock Appreciation Right may be exercised after its Expiration Date.

Bonus Recoupment
In consideration of the grant of this award, you agree that you are subject to the JPMorgan Chase Bonus Recoupment Policy as in effect from time to time, as it applies both to the cash incentive compensation awarded to you for 2012 and to this award of Stock Appreciation Rights. You can access this policy through the following link:
http://www.jpmorganchase.com/corporate/About-JPMC/corporate-governance-principles.htm#recoupment

Recapture Provisions (Detrimental Conduct, Risk-Related and Other Recapture Provisions)
Notwithstanding any terms of this Award Agreement to the contrary, JPMorgan Chase reserves the right in its sole discretion to cancel outstanding Stock Appreciation Rights under this award and/or to recover from you an amount equal to the Fair Market Value (determined as of the exercise date) of the gross number of shares of Common Stock distributable to you on any exercise of Stock Appreciation Rights under this award as set forth in the section captioned “Remedies”:
•    If you engaged in conduct detrimental to the Firm, insofar as it causes material financial or reputational harm to the Firm or its business activities, or
•    If this award was based on materially inaccurate performance metrics, whether or not you were responsible for the inaccuracy, or
•    If this award was based on a material misrepresentation by you, or
•    If you improperly or with gross negligence failed to identify, raise or assess, in a timely manner and as reasonably expected, risks and/or concerns with respect to risks material to the Firm or its business activities, or.
•    If your employment was terminated for Cause (see “Definitions” below) or the Firm determines after the termination of your employment that your employment could have been terminated for Cause.

Termination of Employment
Except as explicitly set forth below under the sections captioned “Job Elimination,” “Full Career Eligibility”, “Death” and “Disability,” any Stock Appreciation Rights outstanding under this award will be cancelled effective on the date your employment with the Firm terminates for any reason.
Job Elimination:
For the one year period commencing with the date of termination of your employment (or if longer the 90 day period commencing with an Exercisable Date occurring during such one year period), any Stock Appreciation Right that is exercisable on your termination date or becomes exercisable during such period may be exercised by you in the event that:
•     the Director Human Resources of the Firm or nominee in his/her sole discretion determines that the Firm terminated your employment because your job was eliminated, and
•       after you are notified that your job will be eliminated, you provide such services as requested by the Firm in a cooperative and professional manner, and
•       you satisfy the Release/Certifications Requirement set forth below.

Full Career Eligibility:
For the two year period commencing with the date of termination of your employment (or if longer the 90 day period commencing with the last Exercisable Date occurring during such two year period), any Stock Appreciation Right that is exercisable on your termination date or becomes exercisable during such period may be exercised by you in the event that:
•     you voluntarily terminate your employment with the Firm, have completed at least five years of continuous service with the Firm immediately preceding your termination date, and the sum of your age and Recognized Service (as defined below) on your date of termination equals or exceeds 60, and
•       you provide at least 90 days advance written notice to the Firm of your intention to voluntarily terminate your employment under this provision, during which notice period you provide such services as requested by the Firm in a cooperative and professional manner and you do not perform any services for any other employer, and
•      the Firm determines prior to the date your employment terminates that the ability to continue exercise the award is appropriate, which determination will be based on your performance and conduct (before and after providing notice), and
     • for the exercise period, you do not (i) perform services in any capacity (including self-employment) for a Financial Services Company (as defined below) or (ii) work in your profession (whether or not for a Financial Services Company); provided that you may work for a government, education or Not-for-Profit Organization (as defined below), and
•       you satisfy the Release/Certification Requirements set forth below.

After receipt of such advance written notice, the Firm may choose to have you continue to provide services during the 90-day period or shorten the length of the 90-day notice period at the Firm's discretion, but to a date no earlier than the date you would otherwise meet the service requirement. Additional advance notice requirements may apply for employees subject to notice period policies. (See “Notice Period” below.)

Death:
If you die while employed by the Firm, your designated beneficiary on file with the Human Resources Department (or if no beneficiary is on file or survives you, then your estate) may exercise for a two year period measured from date of your death (or if longer the 90 day period commencing with the last Exercisable Date occurring during such two year period) (i) any Stock Appreciation Rights that were exercisable as of that date and (ii) any Stock Appreciation Rights that would have become exercisable had you remained employed during such two year period.

Disability:
In the event that your employment with the Firm terminates because:
(i) you are unable to return to work while you are receiving benefits under the JPMorgan Chase Long Term Disability Plan, or for non-U.S. employees, under the equivalent JPMorgan Chase-sponsored local country plan, (“LTD Plan”), or
(ii) if you are not covered by a LTD Plan, you are unable to return to work due to a long-term disability that would qualify for benefits under the applicable LTD Plan, as determined by the Firm or a third-party designated by the Firm, and
(iii) you request in writing the ability to continue to exercise due to such disability within 30 days of the date your employment terminates, and
(iv) you provide requested supporting documentation

then you may exercise for a two year period measured from the date that your employment terminates any Stock Appreciation Rights that were exercisable as of the date of your termination; provided that you satisfy the Release/Certification Requirements set forth below.

Cancellation after the One or Two Year Period or Ninety Day Period:
Any Stock Appreciation Rights that are not exercised within the applicable one or two year period or ninety day period described above will be cancelled.

Release/Certification Requirements
To qualify for continued exercisability of your award after the termination of your employment under any of the foregoing circumstances (other than death):
•    you must timely execute and deliver a release of claims in favor of the Firm, having such form and terms as the Firm shall specify,
•    with respect to Full Career Eligibility, prior to the termination of your employment, you must confirm with management that you meet the eligibility criteria (including providing at least 90 days advance written notification) and advise that you are seeking to be treated as an individual eligible for Full Career Eligibility, and receive written consent to such continued exercisability,
•    with respect to Disability, you must satisfy the notice and documentation described above and receive written consent to such continued exercisability, and
•    you also must certify compliance with the above requirements relevant to you and with all other terms of the Award Agreement (See “Your Obligations” below.), pursuant to procedures established by the Firm in connection with any exercise of Stock Appreciation Rights.

Restriction on Disposition of Shares Derived from an Exercise Under this Award
If you exercise any part of your award before the fifth anniversary of the Grant Date, then you may not sell, assign, transfer, pledge or encumber the net number of shares of Common Stock derived from such exercise until the fifth anniversary of the Grant Date. Prior to the fifth anniversary of the Grant Date and prior to any exercise date thereafter, JPMorgan Chase may impose for any reason, as of such exercise date and for up to 90 days following such date, such restrictions on the Common Stock to be issued to you as it may deem appropriate, including, but not limited to, restricting the sale, transfer, pledge, assignment or encumbrance of such shares of Common Stock. By accepting this award, you agree to such restrictions without any further consent required. In the Firm’s discretion, such shares may be held in an account with the Firm’s stock transfer agent. Notwithstanding the foregoing, this restriction on disposition and transfer of shares shall not apply to your beneficiary in the event of your death.

Your Obligations
In consideration of the grant of this award, you agree to comply with and be bound by obligations set forth below next to the sections captioned “Non-Solicitation of Employees and Customers,” “Confidential Information,” “Non-Disparagement,” ”Cooperation,” “Compliance with Award Agreement,” and “Notice Period.”

• Non-Solicitation of Employees and Customers
During your employment by the Firm and for one year following the termination of your employment (or if longer, the exercise period), you will not directly or indirectly, whether on your own behalf or on behalf of any other party, without the prior written consent of the Director Human Resources of JPMorgan Chase: (i) solicit, induce or encourage any of the Firm’s then current employees to leave the Firm or to apply for employment elsewhere, (ii) hire any employee or former employee who was employed by the Firm at the date your employment terminated, unless the individual’s employment terminated because his or her job was eliminated, or the individual’s employment with the Firm has been terminated for more than six months, or (iii) to the fullest extent enforceable under applicable law, solicit or induce or attempt to induce to leave the Firm, or divert or attempt to divert from doing business with the Firm, any then current customers, suppliers or other persons or entities that were serviced by you or whose names became known to you by virtue of your employment with the Firm, or otherwise interfere with the relationship between the Firm and such customers, suppliers or other persons or entities. This does not apply to publicly known institutional customers that you service after your employment with the Firm without the use of the Firm’s confidential or proprietary information.

These restrictions do not apply to authorized actions you take in the normal course of your employment with the Firm, such as employment decisions with respect to employees you supervise or business referrals in accordance with the Firm’s policies.

• Confidential Information
You will not, either during your employment with the Firm or thereafter, directly or indirectly (i) use or disclose to anyone any confidential information related to the Firm’s business, or (ii) communicate with the press or other media about matters related to the Firm, its customers or employees, including matters and activities relating to your employment, or the employment of others, by the Firm, in the case of either (i) or (ii), except as explicitly permitted by the Firm’s Code of Conduct and applicable policies or law or legal process. “Confidential information” shall have the same meaning for the Award Agreement as it has in the Firm’s Code of Conduct.

• Non-Disparagement
You will not, either during your employment with the Firm or thereafter, make or encourage others to make any public statement or release any information in verbal, written, electronic or any other form that is intended to, or reasonably could be foreseen to, embarrass or criticize the Firm or its employees, directors or shareholders as a group. This shall not preclude you from reporting to the Firm’s management or directors or to the government or a regulator conduct you believe to be in violation of the law or the Firm’s Code of Conduct or responding truthfully to questions or requests for information to the government, a regulator or in a court of law in connection with a legal or regulatory investigation or proceeding.

• Cooperation
You will cooperate fully with and provide full and accurate information to the Firm and its counsel with respect to any matter (including any audit, tax proceeding, litigation or governmental proceeding) with respect to which you may have knowledge or information, subject to reimbursement for actual, appropriate and reasonable out-of-pocket expenses incurred by you.

• Compliance with Award Agreement
You will provide the Firm with any information reasonably requested to determine compliance with the Award Agreement, and you authorize the Firm to disclose the terms of the Award Agreement to any third party who might be affected thereby, including your prospective employer.

• Notice Period
If you are subject to a notice policy, whether by contract or policy, that requires you to provide advance written notice of your intention to terminate your employment (“Notice Period”), then as consideration for this award and continued employment, you will provide the Firm with the necessary advance written notice that applies to you, as specified by such contract or policy.

After receipt of such notice, the Firm may choose to have you continue to provide services during the applicable Notice Period or may place you on a paid leave for all or part of the applicable Notice Period. During the Notice Period, you shall continue to devote your full time and loyalty to the Firm by providing services in a cooperative and professional manner and not perform any services for any other employer and shall receive your base salary and certain benefits until your employment terminates. You and the Firm may mutually agree to waive or modify the length of the Notice Period.

Regardless of whether a Notice Period applies to you, you must comply with the 90-day advance notice period described under the section captioned “Full Career Eligibility” in the event you wish to terminate employment under the Full Career Eligibility provision.

Remedies
• Cancellation
In addition to the cancellation of the award under the sections captioned “Termination of Employment, ” and the “Recapture Provisions,” all or part of your award may be cancelled if:
•    the Firm, in its sole discretion, determines that you are not in compliance with any of the advance notice/cooperation requirements or employment restrictions applicable to your termination of employment,
•    you have not returned the required forms specified under the section captioned “Release/Certification” within the specified deadline,
•    you violated any of the provisions as set forth above in the section captioned “Your Obligations,” or
•    the Firm in its sole discretion determines cancellation is appropriate pursuant to the section captioned “Recapture Provision” above, and cancellation occurs within one year after the applicable Exercisable Date (except in the case of Cause, where the entire outstanding award may be cancelled).

• Recovery
In addition, you may be required to pay the Firm an amount equal to the Fair Market Value (determined as of the exercise date) of the gross number of shares of Common Stock distributable to you resulting from an exercise:
•    shares distributed, including shares withheld for tax purposes, during the one year prior to the violation of any of the provisions as set forth above in the section captioned “Your Obligations,”
•    shares distributed, including shares withheld for tax purposes, following termination of employment when you were not in compliance with the employment restrictions then applicable to you during the exercise period,
•    shares distributed, including shares withheld for tax purposes, during the one year period prior to the termination of your employment for Cause, including a later determination by the Firm that your employment could have been terminated for Cause (in which case the one year period will be measured from your actual termination date),
•    shares distributed, including shares withheld for tax purposes, within the three year period immediately preceding and any time after your termination of employment, if the Firm determines that you committed a fraudulent act, or engaged in knowing and willful misconduct related to your employment, or
•    shares distributed, including shares withheld for tax purposes, during the one year period immediately following the date that the Stock Appreciation Rights became exercisable, provided that during such one year period, the Firm, in its sole discretion, determines that the application of the “Recovery Provisions” above is appropriate to such exercise(s).

Payment may be made in shares of Common Stock or in cash and may be deducted by the Firm from any shares that are subject to restriction on disposition as described above.

You agree that this payment represents recovery of shares to which you were not entitled under the terms and conditions of the Award Agreement and is not to be construed in any manner as a penalty. You also acknowledge that a violation or attempted violation of the obligations set forth herein will cause immediate and irreparable damage to the Firm, and therefore agree that the Firm shall be entitled as a matter of right to an injunction, from any court of competent jurisdiction, restraining any violation or further violation of such obligations; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies the Firm may have under law or equity.

Administrative Provisions
Exercise Procedures/Withholding Taxes: The exercise of Stock Appreciation Rights shall be in accordance with the Firm’s procedures for exercises of such awards. The date of exercise shall be the date when the properly completed notice of exercise is received and accepted by the Firm or its designee in accordance with the Firm’s procedures. Under these procedures, the Firm reserves the right to prohibit exercise of stock appreciation awards for a period of time, such as during a black-out period where trading in the Firm’s stock is restricted, or for legal, accounting or regulatory reasons.  In such an event, the Firm will not change expiration dates or make other adjustments to awards to compensate for the time that exercise is prohibited.
The Firm, in its sole discretion, may (i) retain from each exercise the number of shares of Common Stock required to satisfy applicable tax obligations (including, to the extent legally permissible, recovery by the Firm of fringe benefit taxes, if any) or (ii) implement any other desirable or necessary procedures, so that appropriate withholding and other taxes are paid to the competent authorities. This may include but is not limited to (i) a market sale of a number of such shares on your behalf substantially equal to the withholding or other taxes, (ii) to the extent required by law, withhold from cash compensation, an amount equal to any withholding obligation with respect to each exercise, and (iii) retaining shares until you pay any taxes associated with the exercise directly to the competent authorities.

Right to Set Off: The Firm may, to the maximum extent permitted by applicable law, retain for itself funds or securities otherwise payable to you pursuant to this award to satisfy any obligation or debt that you owe to the Firm.

Assignment or Transfer: Except as otherwise provided in this Award Agreement, Stock Appreciation Rights shall not be assignable or transferable or subject to any lien, obligation or liability. You may make a gift of unexpired, unexercised Stock Appreciation Rights, subject to the Firm’s prior consent, to an immediate family member or a trust (or similar vehicle) for the benefit of these immediate family members (or beneficiaries) as defined below. JPMorgan Chase may condition its prior consent to receipt of an agreement by you and proposed transferee containing such terms and conditions and undertakings as JPMorgan Chase deems appropriate in its sole and absolute discretion. No attempted transfer will be valid without the Firm’s prior consent. “Immediate family members” include your parents, parents-in-law, children (including adopted children), grandchildren, and siblings or a trust exclusively for the benefit of one or more of these immediate family members. Your spouse is an Immediate Family Member but only if Stock Appreciation Rights are transferred to a trust (or similar vehicle) for the benefit of such spouse, which trust includes one or more other Immediate Family Members as beneficiaries.

Binding Agreement: The Award Agreement will be binding upon any successor in interest to JPMorgan Chase, by merger or otherwise.

Not a Contract of Employment: Nothing contained herein constitutes a contract of employment or continued employment. Employment is at-will and may be terminated by either you or JPMorgan Chase for any reason at any time. This award does not confer any right or entitlement to, nor does the award impose any obligation on the Firm to provide, the same or any similar award in the future, nor is its value included in any severance calculation.

Cancellation/Substitution: JPMorgan Chase may, in its sole discretion and for any reason, cancel outstanding unexercised Stock Appreciation Rights and substitute an equal number of non-qualified stock options to purchase the same number of shares of common stock of JPMorgan Chase represented by the cancelled Stock Appreciation Rights. Such substituted options shall have the same exercise price, Expiration Date and other terms and conditions that were applicable to the Stock Appreciation Rights; provided that the method of exercise and the payment of exercise price, as well as the method of payment of withholding taxes, may be changed by JPMorgan Chase.

Change in Outstanding Shares: In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to stockholders of Common Stock other than regular cash dividends, the Committee will make an equitable substitution or proportionate adjustment, in the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan and to any Stock Appreciation Rights (including but not to limited to their Exercise Price) outstanding under this award for such corporate events.

Interpretation/Administration: The Committee has sole and complete authority to interpret and administer this Award Agreement, including, without limitation, the power to (i) interpret the Plan and the terms of this Award Agreement, (ii) determine the reason for termination of employment, (iii) determine the application of the post-employment obligations and cancellation and recovery provisions, (iv) decide all claims arising with respect to this award, and (v) delegate such authority as it deems appropriate. Any determination by the Committee or its delegate shall be binding on all parties.

Notwithstanding anything herein to the contrary, the Firm’s determinations under the Plan and the Award Agreements are not required to be uniform. By way of clarification, the Firm shall be entitled to make non-uniform and selective determinations and modifications under Award Agreements and the Plan.

This Award is intended to be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and shall be interpreted accordingly.  Notwithstanding anything else herein or in the Plan, no action described herein or in the Plan shall be permitted if the Firm determines such action would result in the imposition of additional tax under Section 409A of the Code.”

Amendment:  The Committee or its delegate reserves the right to amend this Award Agreement in any manner, at any time and for any reason; provided, however, that no such amendment shall materially adversely affect your rights under this Award Agreement without your consent except to the extent that the Committee or its delegate considers advisable to (x) comply with applicable laws or changes in or interpretation of applicable laws, regulatory requirements and accounting rules or standards and (y) impose the restrictions under the section captioned “Restriction on Disposition of Shares Derived from an Exercise” and, to the extent permitted by Section 409A of the Code, make a change in a scheduled Exercisable Date. This Award Agreement may not be amended except in writing signed by the Director Human Resources of JPMorgan Chase.

Severability:  If any portion of the Award Agreement is determined by the Firm to be unenforceable in any jurisdiction, any court of competent jurisdiction (or arbitrator) or the Director Human Resources of JPMorgan Chase may reform the relevant provisions (e.g. as to length of service, geographical area or scope) to the extent the Firm (or court/arbitrator) considered necessary to make the provision enforceable under applicable law.

Use of Personal Data:  By accepting this award, you have acknowledged that the Firm may use your personal data for purposes of (i) determining your compensation, (ii) payroll activities, including, but not limited to, tax withholding and regulatory reporting, (iii) registration of shares, (iv) at its discretion, establishing brokerage account on your behalf, and (v) all other lawful purposes related to your employment and this award and that the Firm may provide such data to third party vendors with whom it has contracted to provide such services. You may terminate this authorization at any time except with respect to tax and regulatory reporting. In such case, your award will be cancelled.

Governing Law: This award shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles.

Choice of Forum:  By accepting this award, you agree that to the extent not otherwise subject to arbitration under an arbitration agreement between you and the Firm, any dispute arising directly or indirectly in connection with this award or the Plan shall be submitted to arbitration in accordance with the rules of the American Arbitration Association if so elected by the Firm in its sole discretion. In the event such a dispute is not subject to arbitration for any reason, you agree to accept the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York with respect to any judicial proceeding in connection with this award or the Plan. You waive, to the fullest extent permitted by law, any objection to personal jurisdiction or to the laying of venue of such dispute and further agree not to commence any action arising out of or relating to this award or the Plan in any other forum.

Waiver of Jury Trial/Class Claims: By accepting this award, you agree with respect to any claim brought in connection with your employment with the Firm in any forum (i) to waive the right to a jury trial and (ii) that any judicial proceeding or arbitration claim will be brought on an individual basis, and you hereby waive any right to submit, initiate, or participate in a representative capacity or as a plaintiff, claimant or member in a class action, collective action, or other representative or joint action.

Litigation:  By accepting any award, you agree that in any action or proceeding by the Firm (other than a derivative suit in the right of the Firm) to enforce the terms and conditions of this Award Agreement where the Firm is the prevailing party, the Firm shall be entitled to recover from you its reasonable attorney fees and expenses incurred in such action or proceeding. In addition, you agree that you are not entitled to, and agree not to seek, advancement of attorney fees and indemnification under the Firm’s By-Laws in the event of such a suit by the Firm.

Outstanding Awards:  The Administrative provisions set forth above shall apply to any award of stock appreciation rights outstanding as of the date hereof, and such awards are hereby amended.

Definitions
"Cause" means a determination by the Firm that your employment terminated as a result of your (i) violation of any law, rule or regulation (including rules of self-regulatory bodies) related to the Firm's business, (ii) indictment or conviction of a felony, (iii) commission of a fraudulent act, (iv) violation of the Firm’s Code of Conduct or other Firm policies or misconduct related to your duties to the Firm (other than an immaterial and inadvertent violation or misconduct), (v) inadequate performance of the duties associated with your position or job function or failure to follow reasonable directives of your manager, or (vi) any act or failure to act that is or might reasonably be expected to be injurious to the interests of the Firm or its relationship with a customer, client or an employee.

“Financial Services Company” means a business enterprise that employs you in any capacity (as an employee, contractor, consultant, advisor or self-employed individual whether paid or unpaid) and engages in:
•    commercial or retail banking, including, but not limited to, commercial, institutional and personal trust, custody and/or lending and processing services, originating and servicing mortgages, issuing and servicing credit cards,
•    insurance, including but not limited to, guaranteeing against loss, harm, damage, illness, disability or death, providing and issuing annuities, acting as principal, agent or broker for purpose of the forgoing,
•    financial, investment or economic advisory services, including but not limited to, investment banking services (such as advising on mergers or dispositions, underwriting, dealing in, or making a market in securities or other similar activities), brokerage services, investment management services, asset management services, and hedge funds,
•    issuing, trading or selling instruments representing interests in pools of assets or in derivatives instruments,
•    advising on, or investing in, private equity or real estate, or
•    any similar activities that JPMorgan Chase determines in its sole discretion constitute financial services.

“Not-for-Profit Organization” means an entity exempt from tax under state law and under Section 501(c) (3) of the Code. Section 501(c) (3) only includes entities organized and operated exclusively for religious, charitable, scientific, testing for public safety, literary or educational purposes, or to foster national or international amateur sports competition or for the prevention of cruelty to children or animals.

“Recognized Service” means the period of service as an employee set forth in the Firm’s applicable service-related policies.